Exhibit 99.1

Tredegar Changes U.S. Pension and Savings Plans

           RICHMOND, Va., October 26, 2006 -- Tredegar Corporation (NYSE: TG) announced today that it will change its U.S. defined benefit (pension) and savings plans covering salaried and certain other employees. John D. Gottwald, Tredegar’s president and chief executive officer, said: “Over the past two years we have been working to develop retirement programs which are designed to better meet the needs of today’s mobile workforce, permit more individual involvement in retirement planning and be more affordable, predictable and controllable in terms of cost.  The retirement plan changes announced today help meet these objectives.”

          Effective January 1, 2007, the following changes will be made to the company’s U.S. pension and savings plans covering salaried and certain other employees:

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The pension plan will be closed to new employees as of January 1, 2007, and the pay for active employees used to compute benefits will be frozen as of December 31, 2007.  Participants will continue to earn benefit credit for each year of service after 2007.

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The company will make matching contributions to the savings plan of $1 for every $1 of employee contribution.  The maximum matching contribution will be 6% of base pay for 2007 and 2008 and 5% of base pay for 2009 and thereafter.  This is an improvement to the existing company matching contribution of 50 cents for every $1 of employee contribution, up to a maximum of 10% of base pay.

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The savings plan will include immediate vesting for active employees of past matching contributions as well as future matching contributions when made (compared with the existing 5-year graded vesting) and automatic enrollment at 3% of base pay unless the employee opts out or elects a different percentage.

          In accordance with The Pension Protection Act of 2006, effective January 1, 2007 employees with 3 years of service will have the ability to sell the company stock held in the matching account.  Those employees may sell all or a part of the stock credited to the matching account on or after January 1, 2007.  As to shares credited to the matching account as of December 31, 2006, those employees may sell up to 33 1/3% of those shares in 2007, up to 66 2/3% of those shares in 2008, and all or part thereafter.

          As of October 16, 2006, there were approximately 2.8 million shares of Tredegar common stock held on behalf of participants in the company’s U.S. savings plan, all of which can currently be sold except for approximately 980,000 shares that will become saleable effective January 1, 2007, subject to limitations noted above, and approximately 50,000 shares held on behalf of employees with less than 3 years of service.  There were approximately 38.8 million shares of Tredegar common stock outstanding as of October 16, 2006.

          The above changes will have no impact on the company’s net income or earnings per share in 2006.  The company expects that the changes relating to the pension plan will reduce its projected benefit obligation by approximately $10 million as of December 31, 2006.  In 2007, the changes to the pension plan are expected to reduce the company’s service cost, interest cost and amortization of prior service cost components of pension expense by approximately $600,000, $600,000 and $1.5 million, respectively, and the savings plan changes are expected to increase charges for company matching contributions by approximately $700,000.

          Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

          Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “hope,” “expect,” “are likely,” “project” and similar expressions, we do so to identify forward-looking statements.  Forward-looking information in this document includes, but is not limited to, the expected financial impact of the changes to the pension and savings plans.  These statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  These risks and uncertainties include the performance of investments made by the pension plan, actuarial assumptions used to determine pension costs and obligations and participation levels in the savings plan.  For a more complete discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10-K and “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for this period that will be filed with Securities and Exchange Commission.

          Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.